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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                   FORM 8-A/A



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             PETE'S BREWING COMPANY
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             (Exact name of Registrant as specified in its charter)


             California                                  77-0110743
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(State of incorporation or organization)       (IRS Employer Identification No.)


514 High Street
Palo Alto, California                                       94301
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(Address of principal executive offices)                  (Zip Code)

If this form relates to the              If this form relates to the
registration of a class of               registration of a class of
securities pursuant to Section           securities pursuant to Section
12(b) of the Exchange Act and            12(g) of the Exchange Act and
is effective pursuant to General         is effective pursuant to General
Instruction A(c), please check           Instruction A(d), please check
the following box. [ ]                   the following box. [ ]

Securities Act registration statement
file number to which this form relates:
                                       ------------------------
                                           (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                      Name of each exchange on which
        to be so registered                      each class is to be registered
        -------------------                      ------------------------------

               None                                          None


Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                                (Title of Class)



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Item 1.        Description of Securities to be Registered.

               On November 27, 1996, Pete's Brewing Company (the "Company") filed a Registration Statement on Form 8-A with the Securities and Exchange Commission (the "Commission") in order to register preferred share purchase rights issuable in accordance with the terms of the Preferred Shares Rights Agreement (the "Prior Rights Agreement") dated as of November 25, 1996, between the Company and American Stock Transfer and Trust Company.

               As of May 22, 1998, the Company and Norwest Bank Minnesota, N.A., successor to American Stock Transfer and Trust Company as Rights Agent (as defined in the Prior Rights Agreement) under the Prior Rights Agreement, entered into the First Amendment to the Prior Rights Agreement (the "Amendment"), which amends the Prior Rights Agreement as originally executed (the Prior Rights Agreement as amended by the Amendment, the "Amended Rights Agreement"). The Amended Rights Agreement is substantially the same as the Prior Rights Agreement as originally executed, with the exception that the Amended Rights Agreement expressly provides that:

               (i) the Amended Rights Agreement is inapplicable to the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of May 22, 1998 (as it may be amended or supplemented from time to time, the "Merger Agreement") among PBC Holdings, Inc. ("PBC Holdings"), PBC Acquisition Corp. ("PBC Acquisition"), The Gambrinus Company and the Company and is inapplicable to the Merger Agreement;

               (ii) none of PBC Holdings, PBC Acquisition or any of their respective affiliates is an Acquiring Person (as defined in the Prior Rights Agreement) pursuant to the Amended Rights Agreement solely by virtue of the execution of the Merger Agreement and the consummation of the Merger;

               (iii) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Prior Rights Agreement) does not occur by reason of the Merger, the execution of the Merger Agreement or the consummation of the Merger; and

               (iv) the Final Expiration Date (as defined in the Prior Rights Agreement) shall occur immediately prior to the Effective Time (as defined in the Merger Agreement).

               In all other respects, the disclosure concerning the Rights and the Rights Agreement as set forth in the Registration Statement as originally filed is unchanged.

               The summary of the Amended Rights Agreement contained herein or in the Registration Statement as originally filed is qualified in its entirety by reference to the Amended Rights Agreement.



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Item 2.        Exhibits.

               1. First Amendment to Preferred Shares Rights Agreement, dated as of May 22, 1998, between Pete's Brewing Company and Norwest Bank Minnesota, N.A. (1)

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        (1)  Exhibit filed herewith.


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                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                              Pete's Brewing Company


Date:  June 5, 1998
                                              By: /s/ Jeffrey A. Atkins
                                                  ------------------------------
                                                  Jeffrey A. Atkins
                                                  Chief Executive Officer and
                                                  Chief Financial Officer




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                                INDEX TO EXHIBITS


       Number                             Description
       ------                             -----------

         1 First Amendment to Preferred Shares Rights Agreement, dated as of April May 22, 1998, between Pete's Brewing Company and Norwest Bank Minnesota, N.A.